Exhibit 4.1
DEED OF TRUST
Made and entered into on the 3rd day of August, 2010

Between:	ORMAT TECHNOLOGIES, INC.
c/o Ormat Industries Ltd.
1 Shidlovsky Road, Yavne
Telephone: 08-9433777
Fax: 08-9439901
(hereinafter: “the Company”)
of the one part;

And:	ZIV HAFT TRUST COMPANY LTD.
46-48 Menachem Begin Road, Tel Aviv
Telephone: 03-6374354
Fax: 03-6374344
(hereinafter: “the Trustee”)
of the other part;

WHEREAS:	The Company is incorporated under the laws of The State of Delaware, USA, whose common stock is listed for trading on the New York Stock Exchange; and

WHEREAS:	The board of directors of the Company decided on May 4, 2010 to approve a private placement of registered bonds (hereinafter:
“the Bonds”), the proceeds of which will be used for general corporate purposes of the Company, including the repayment of existing loans and the acquisition, directly or indirectly, of additional energy assets; and

WHEREAS:	The Trustee is a company limited by shares which is incorporated in Israel according to the Companies Law, 5759-1999, whose main object is to engage in trusteeships; and

WHEREAS:	In the scope of the private placement the Company intends to issue the Bonds in the manner and according to the conditions set forth below in this Deed of Trust (hereinafter: “the Private Placement”), without registering the Bonds or listing them for trading; and

WHEREAS:	The Company requested the Trustee to serve as trustee for the Bond holders; and

WHEREAS:	The Trustee declares that there is no obstacle or impediment according to the Securities Law, 5728-1968 (hereinafter: “the Securities Law”) and/or any other law to its appointment and to its being the trustee for the Bonds, nor to its entering into this Deed of Trust with the Company, and that it complies with the requirements and the conditions of qualification specified in the Law to serve as trustee for the issue of the Bonds; and

WHEREAS:	The Trustee has agreed to sign this Deed of Trust and to act as trustee for the Bond holders, all subject to and in accordance with the terms and conditions of this Deed of Trust;
Now therefore it is agreed, declared and stipulated by the parties as follows:
1.	Preamble, interpretation and definitions
1.1	The preamble to this Deed of Trust and the schedules attached hereto constitute a material and integral part hereof.

1.2	The division of this Deed of Trust into clauses and the providing of headings to the clauses have been done for the sake of convenience and as place-finders only, and no use shall be made thereof for purposes of interpretation.

1.3	All references in this Deed of Trust in the plural shall also include the singular, and vice versa, anything appearing in the masculine gender shall also include the feminine and vice versa, and anything importing the word person shall also include a body corporate, unless this Deed of Trust contains a different express and/or implied provision and/or if the content or the context does not dictate otherwise.

1.4	In this Deed of Trust and in the Bonds the following expressions will have the meanings set opposite them, unless a different intention is to be inferred from the content matter or the context thereof:

“Deed of Trust”	—	This Deed of Trust including the schedules attached hereto and which form an integral part hereof;

“Register” or “register of Bond holders”	—	A register of bond holders as referred to in Clause 25 of this Deed;

“Bond holders” or “owners of Bonds”	—	The persons whose names are recorded at the given time in the register, and in the case of several joint holders, the joint holder whose name appears first in the register;

“Bond Certificate”	—	A bond certificate in the form set forth in the First Schedule to this Deed;

“Principal” or “principal amount of the Bonds”	—	The aggregate outstanding principal amount of the Bonds;

“Business Day”	—	A day on which most of the banks in Israel are open to execute trading with the public in foreign currency and a day in which most of the banks in New York (New York) and in Reno (Nevada) are open for the execution of transactions;

“Dollar”	—	lawful money of the United States;

“Known Rate”	—	The representative rate in new shekels of the dollar for a particular day, as last fixed by the Bank of Israel before such day, provided that in a period in which the Bank of Israel does not fix a representative rate, the known rate will be the rate last fixed by the Minister of Finance together with the Governor of the Bank of Israel for government certificates of obligation that are linked to the rate of the dollar;

“Date of Issue”	—	The business day on which proceeds of the issuance of the Bonds will be deposited in the Company’s bank account in Israel and the Bond Certificates will be issued in accordance with this Deed of Trust;

“Interest Period”	—	Any period of six months in respect of which interest is paid to the Bond Holders, namely: a) the period commencing on February 1 and ending on July 31; and b) the period commencing on August 1 and ending on January 31; in each of the years 2011 until 2017 (inclusive), but excluding the first interest period;

“First Interest Period”	—	The period from the Date of Issue and until January 31, 2010, calculated on a basis of 365 days in a year;

“Securities Act”	—	The U.S. Securities Act of 1933, as amended.
2.	Issue of the Bonds
2.1	Against payment of the purchase price, as specified below, the Company will issue up to $150,000,000 (one hundred and fifty million dollars) in aggregate principal amount of Bonds(as applies from time to time), repayable in one payment on August 1, 2017 (the: “Maturity Date”).

In consideration for the Bonds, the buyers of the Bonds will pay the Company the amount of 1 dollar for each 1 dollar of principal of Bonds. Each buyer shall pay the purchase price in dollars or in new shekels, in an amount equivalent to the aggregate principal amount of the Bonds for which each buyer of Bonds will apply, multiplied by the Known Rate as prevailing at the end of the business day of the Date of Issue.

2.2	Principal of the Bonds will bear interest at a fixed rate of 7% per annum, payable semi-annually on the first business day following the end of each Interest Period in relation to the Interest Period preceding the date of payment — that is to say on February 1 and on August 1 in each of the years 2011 until 2017 (inclusive), except the payment for the First Interest Period which will be paid on February 1, 2011. The last payment in respect of interest will be paid on August 1, 2017, together with repayment of the principal amount of the Bonds and against surrender of the Bonds Certificate to the Company or to its nominee.

2.3	Repayment of the Principal of and interest of the Bonds will be made to the bond holders in new shekels, according to the Known Rate at the time of each payment.

2.4	The Bonds will not be listed for trading, but will be recorded in the Tel-Aviv Stock Exchange’s register of securities which are not listed on the Tel-Aviv Stock Exchange for trading, within sixty days from the date of issue, and subject to the approval of the Tel-Aviv Stock Exchange of such recordation. Registration such recordation shall not affect any of the obligations imposed on the Bond Holders, and any transfer of Bonds shall be subject to the provisions of Clause 28 below. The Company shall bear the expenses involved in such recordation.

2.5	The Bonds are only being issued to and are intended for Israeli institutional investors, as such term is defined in the First Schedule to the Securities Law, and they are not being offered and are not intended for offerees who are residents or citizens of the United States (for further details regarding restrictions on transfer of the Bonds, see Clause 28 below).

2.6	A deduction shall be made from each payment that will be paid by the Company to the Owners of Bonds on account of withholding tax as required according to applicable law in the United States, except in relation to entities mentioned in Paragraph (2) of the First Schedule to the Securities Law, provided that such entities furnish the Company at the time of purchase of the Bonds with form W-8BEN, which has been duly completed, including US Tax ID, which relates to them, and so long as they comply with the requirements of applicable law in the United States in relation thereto, no withholding tax will be deducted from payments to which they are entitled in respect of the Bonds.

2.7	In the event that the Company fails to make a payment on the Bonds when due, such payment will bear interest in respect of the period of default at an annual rate equivalent to the interest fixed for the Bonds, plus 3%, calculated from the first day of such default, and up to the date of actual payment, on a basis of 365 days [in a year] (hereinafter: “the Default Interest”). For the avoidance of doubt, the Default Interest will be in substitution of the interest fixed for the Bonds, and not in addition thereto.
3.	The Company’s obligations
3.1	The Company undertakes to pay all the principal amounts and the interest to which the Bond Holders are entitled in accordance with the conditions of the Bonds and to fulfill all the remaining conditions and obligations imposed on it in accordance with the Bonds and this Deed of Trust.

3.2	The Company undertakes that as long as the principal of the Bonds has not been repaid in full, the dividend that will be distributed in respect of each financial year shall not exceed 35% of the net income in that year, as shown on the Company’s audited consolidated annual financial statements. Notwithstanding the foregoing, the Company may, during the course of any financial year, make an interim dividend distribution on the basis of the Company’s estimate of the net profit for such financial year. If the amount of dividend that has actually been paid in any physical year exceeds the percentage mentioned above, such deviation will be set off against the difference between the percentage dividend that was actually paid in the prior financial year and the percentage of 35% of the net profit in such prior financial year and/or an adjustment will be made in the next financial year in which a dividend is distributed.

The percentage of the dividend that will be distributed as aforesaid shall not be changed even if the Company should decide, subsequent to completion of the Private Placement, to switch to a different accounting method.

It is clarified for the avoidance of doubt that the Trustee shall not be required to examine nor to approve the Company’s profit forecasts in regard to the distribution of an interim dividend, including with respect to the reasonability and the correctness of the data.

3.3	The Company undertakes that so long as the principal of the Bonds has not been repaid in full, the ratio of the Company’s financial debt and to its adjusted EBITDA as appears in its annual and quarterly statements (under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, hereinafter: “Discussion and Financial Analysis Item”), shall not exceed 7 (seven).

In this clause:

“Financial Institutions” — including, without limitation, banks, insurance companies, investment houses, mezzanine funds, and any other entity whose main business is extending of loans and/or making investments.

“Financial Debt” —

(1) Short-term and/or long-term debt, to Financial Institutions (including current maturities of long-term debts to such bodies), including bonds which the Company has issued, and less cash, cash equivalents and marketable securities, as determined according to generally accepted accounting principles in the USA, provided that such cash, cash equivalents and marketable securities are not pledged or charged and are not restricted under any agreement for the repayment of a particular debt (“restricted cash”); and

(2) The Company’s share in the ‘financial debt’ of non-consolidated subsidiaries according to the Company’s percentage holding in them.

It is hereby clarified that: (1) loans extended to the Company by its holding company will not be included in the scope of Financial Debt, provided that they rank subordinate to the Bonds; (2) undertakings in relation to a sale of rights of ownership in connection with a transaction the substance of which is the sale of tax benefits (Tax Monetization transaction) will not be deemed to be a debt; and (3) if up to the time of full repayment of the principal of the Bonds there is a change in the accounting principles (U.S. GAAP and/or U.S. IFRS), in such a way that a change as aforesaid adversely affects the financial ratio specified in this Clause 3.3, the financial restriction specified in this Clause 3.3 will be updated, mutatis mutandis, to conform to the new accounting principles, in accordance with rules determined by an accountant from one of the five largest firms of accountants in Israel, provided that he is not part of the accounting firm which audits the Company and/or the Company’s parent company.

“EBITDA” — at any relevant time, earnings before interest, taxes, depreciation and amortization on the basis of the last four successive quarters at such time, as mentioned in the Discussion and Financial Analysis Item in the Company’s annual or quarterly reports.

“Adjusted EBITDA” — at any relevant time, the Company’s EBIDTA together with depreciation, amortization, interest and taxes, which are attributed to the Company’s investments in its non-consolidated subsidiaries that are included in the Discussion and Financial Analysis Item in the annual and quarterly reports, according to the Company’s percentage holding therein.

The Company may include a statement in its annual and quarterly reports regarding its compliance or non-compliance with the aforesaid ratio. If no such statement is included in the Company’s periodic reports, the Company shall furnish the Trustee with a declaration in this regard from the Company’s CFO, within 14 days from the date of publication of the annual or quarterly financial statements, as the case may be. The Trustee shall treat such declaration, given by the Company’s CFO, as confirmation for all intents and purposes of the Company’s compliance with the required ratios under this clause.

If it should transpire, according to an annual or quarterly statement of the Company (hereinafter: “the Relevant Statement”), that the aforesaid financial ratio has exceeded seven (7) but has not exceeded eight (8) such deviation will not be deemed to be a breach of the Deed of Trust, but the annual rate of interest which the principal of the Bonds will bear will increase by an additional 2%. the increased interest rate will be in force only during the period commencing on the date of publication of the Relevant Statement and up to the earlier of (1) date of publication of the first annual or quarterly statement in which the aforesaid financial ratio does not exceed seven (7); or (2) the end of one year from the date of publication of the Relevant Statement. The provision of this sub-clause shall not apply and there shall be no increase to the interest rate on the Bonds in case the ratio according to an annual or quarterly statement exceeds eight (8).

If the aforesaid financial ratio, on the basis of the Company’s annual or quarterly financial statements shall exceed seven (7), the Company shall be obliged to notify this to the Trustee and the Bond Holders, and again to notify them if the said financial ratio falls to seven (7) or less than seven (7).

3.4	The Company undertakes that as long as the principal of the Bonds has not been repaid in full, it will not charge or pledge and will not undertake to charge or to pledge, in any manner and for any objective, its direct rights of ownership in any asset forming part of its assets and/or portion thereof, in favor of any third party, without obtaining the Trustee’s prior consent. For the avoidance of doubt, the foregoing shall not apply to assets that are owned by subsidiaries of the Company.

For the avoidance of doubt, the Trustee is not responsible for examining the possibility and/or the need for registration of negative charges or any registration abroad which corresponds thereto in its nature and substance. The Company’s declarations in this regard will be adequate in regard to the registration of charges.

Notwithstanding the foregoing, the Company will be entitled at any time and in its sole discretion, and without the consent of the Trustee and/or the Bond Holders: (1) to charge and/or pledge and/or undertake to charge and/or to pledge its rights (including, without limitation, rights of ownership) in any of its subsidiaries and/or affiliates, as security for debts of any type, whether old or new, on condition that any such charge and/or pledge shall be removed immediately upon the repayment of the debts for which such charge or pledge was granted as collateral; (2) to charge and/or to pledge and/or to undertake to charge and/or to pledge assets of its subsidiaries as collateral for receiving a loan/s and/or for finance and/or credit facilities that will be granted to the Company and/or to its subsidiaries and/or affiliates, for purposes of acquiring a specific asset and/or rights in another company, on condition that any such charge and/or pledge shall be removed immediately upon the repayment of the loan/s and/or the finance and/or the credit facilities for which such charge and/or pledge was granted as collateral. The Trustee will not be required to examine, and does not bear responsibility for examining, the reasonableness of the value of the charged asset in relation to the loan or the reasonableness of the rates of financing.

The Company represents and warrants that as of the date of this Deed of Trust it has not created or registered charges over its assets in relation to which an undertaking as described above and/or over its operations was given.

3.5	The Company undertakes that as long as the principal of the Bonds has not been repaid in full, the ratio between the capital and the total balance sheet as these appear in its annual and quarterly consolidated financial statements (audited or reviewed) will not be less than 20%.

3.6	The Company declares that up to the date of signing of this Deed of Trust, it did not take on any obligation in relationships or financial obligations of the kind specified in Clause 3. This excludes a connection with the undertaking given by the Company to banks which granted it credit, in terms of which the said connection in Clause 3.3 above shall not exceed 5.9.
4.	Charges
4.1	The Bonds are senior unsecured notes of the Company and do not enjoy the benefit of any security.

4.2	There shall be no obligation on the Trustee to examine, and in practice the Trustee has not examined, the need for furnishing collateral to secure the payments to the Bond Holders. By its entering into this Deed of Trust, and by the Trustee’s consent to serve as a trustee for the bond holders, the Trustee is not giving its opinion, expressly or impliedly, in regard to the Company’s ability to meet its obligations to the Bond Holders. Nothing in the foregoing shall derogate from the duties of the Trustee according to law and/or the Deed of Trust, nor does it derogate from the Trustee’s obligation (to the extent that such obligation applies to the Trustee according to any law) to examine the effect of changes in the Company from the date of the Private Placement onwards to the extent that such changes adversely affect the Company’s ability to meet its obligations to the Bond Holders.

4.3	All the Bonds will rank pari passu with one another in connection with the Company’s obligations pursuant to the Bonds, and without one Bond having a preferential right or priority over another.
5.	Early redemption
5.1	Commencing from August 1, 2014, and until the Maturity Date (which has already mentioned, is due to take place on August 1 2017), the Company will be entitled (but not obliged) in its sole discretion, to effect early redemption of the Bonds, in whole or in part, and in such case the following provisions will apply:
5.1.1	The Company shall deliver written notice to the Bond Holders, with a copy to the Trustee, regarding early redemption of the unpaid balance of the Bonds, in whole or in part, in one payment which shall be paid to the holders not earlier than 10 days and not later than 60 days from the date of delivery of such notice (hereinafter: “Date of Early Redemption”).

In the scope of such notice the Company shall specify the Date of the Early Redemption, and give notice of the effective date for eligibility for payment in respect of the early redemption, and regarding the percentage principal of the original principal of the Bonds that will be paid to the Bond Holders on the Date of Early Redemption, as well as the estimated aggregate amount of the early redemption (principal and interest), and also the estimated amount of the early redemption where same is split into an estimated amount in respect of the interest and an estimated amount in respect of the principal.

5.1.2	The amount that will be distributed to the Bond Holders in the case of early redemption as aforesaid will be as follows:
5.1.2.1	If any such early redemption is made in the period commencing from August 1, 2014 and terminating on July 31, 2015, the Company will pay each Bond Holder the balance of the cash flow of the Bonds subject to early redemption (principal and interest), discounted to the Date of Early Redemption at the Government Bond Yield plus 1.5%, provided that the resulting redemption payment shall not be less than the sum of the par value of the Bonds subject to early redemption multiplied by 1.02. In addition, on the date of early redemption, the Company will pay the interest that has accrued in respect of the unpaid balance of the principal of the Bonds, from the last interest payment and up to the date of actual early redemption.

5.1.2.2	If any such early redemption is made in a period commencing on August 1, 2015 and terminating on July 31, 2016, the Company will pay each Bond Holder the balance of the cash flow of the Bonds subject to early redemption (principal and interest), discounted to the Date of Early Redemption at the Government Bond Yield plus 2%, provided that the resulting redemption payment shall not be lower than the sum of the par value of the Bonds subject to early redemption multiplied by 1.01 and shall not be higher than the par value of the Bonds which are about to undergo early redemption where same is multiplied by 1.05. In addition, on the date of early repayment, the Company will pay the interest which has accrued in respect of the unpaid balance of the principal of the Bonds, from the last interest payment and up to the date of actual early redemption.

5.1.2.3	If any early redemption as aforesaid is made in the period commencing August 1, 2016, the Company will pay each Bond Holder the balance of the cash flow of the Bonds Subject to early redemption (principal and interest), discounted to the Date of Early Redemption at the Government Bond Yield 3%, provided that the resulting redemption payment shall not be lower than the par value of the Bonds subject to early redemption and shall not be higher than the par value of the Bonds which are about to undergo early redemption where same is multiplied by 1.02. In addition, on the date of early redemption, the Company will pay the interest which has accrued in respect of the unpaid balance of the principal of the Bonds, from the last interest payment and up to the date of actual early redemption.
“Government Bond Yield” for purposes of this clause means the yield on bonds issued by the US Government having a time to maturity similar to the Bonds, which is known on the date of actual early redemption.

Capitalization of the Bonds as stated in Clauses 5.1.2.1 — 5.1.2.3 above shall be calculated commencing from the date of actual early redemption until August 1, 2017.

5.1.3	On the Date of Early Redemption, the future payment for repayment of the principal shall be reduced accordingly and in the event of full repayment of the Bond, the Bonds shall lapse and be of no force and effect.

5.1.4	Partial early redemption, if same is made, shall be effected at the same percentage for all the Bond Holders. Payments which have been made in the scope of such partial redemption, shall be deemed to have been made firstly on account of payments of arrears interest and thereafter on account of payment of interest and thereafter on account of payment of the principal.

5.1.5	Where notice regarding early redemption has been given as aforesaid, subject to the Trustee’s request, the CFO of the Company, or the Company’s controller or the Company’s secretary or the Company’s auditor, shall send the Trustee a calculation, in accordance with the Trustee’s demand, of the amounts which the Company will pay to the Bond Holders in respect of the early redemption. The Date of Early Redemption shall not fall in a period between the effective date for payment of interest and the actual date of payment thereof.
6.	Immediate repayment
6.1	Upon the occurrence of one or more of the events set forth in this section 6.1 and subject to and in accordance with the provisions hereof, the Trustee may, and it shall if directed to do so in accordance with a special resolution (passed by a majority of 75% of the persons present and voting at a lawful meeting of Bond Holders, hereinafter: “Special Resolution”), declare the unpaid balance of the bonds immediately due and payable in all or in part:
6.1.1	The Company fails to pay any amount which may be due from it in connection with the Bonds, within 15 business days after the due date for payment of any such amount.

6.1.2	The Company ceases, and/or gives notice of its intention to cease, its payments to the Bond Holders in accordance with the terms and conditions of this Deed of Trust.

6.1.3	The Company ceases to continue to engage in and/or to conduct its main business, as it may be from time to time and/or gives notice of its intention to cease engaging in its main business, as it may be from time to time and/or to conduct and manage it.

6.1.4	If the Company breaches any of the material terms and conditions of the Bonds and the Deed of Trust, including if Company’s representations in the Bonds or in the Deed of Trust are materially incorrect and/or are materially incomplete, provided that the Trustee has given the Company notice to rectify the breach and the Company has not cured such breach within 14 business days from the date the notice was given.

6.1.5	The Company’s main activities cease to be in the energy industry.

6.1.6	Holders of liens over a material asset of the Company exercise their remedies and enforce such liens.

6.1.7	The occurrence of any event which materially prejudices the rights of the Bond Holders, or if there is a genuine risk of material prejudice.

6.1.8	Any indebtedness of the Company other than the Bonds, in excess of 50 million dollars, is declared immediately due and payable, and such acceleration has not been rescinded or withdrawn within 14 business days.

“Financial debt” for purposes of this clause shall have the meaning provided in Clause 3.3 above, but excluding indebtedness of a project company held by the Company where such indebtedness is on a limited recourse or non-recourse basis.
6.1.9	A change of Control of the Company, as such term is defined in the Securities Law, shall have occurred without the approval of the Bond Holders.

6.1.10	The Company is acquired by way of a merger, without prior approval thereof by the Bond Holders, unless the Company or the acquiring company has delivered a notice to the Bond holders, at least ten business days before consummation of the merger, that is not reasonably likely that as a consequence of the merger the acquiring company will fail to fulfill the obligations to the Bond holders.

6.1.11	A permanent and final liquidation order has been granted with respect to the Company by a court of competent jurisdiction.

6.1.12	A provisional liquidation order has been granted by a court or a valid resolution has been passed for the winding-up of the Company (other than winding-up for purposes of merging with another company), and such order or resolution has not been set aside within 45 business days from the date on which the order was granted or the resolution was passed, as the case may be.

6.1.13	Execution proceedings have been taken against a material asset of the Company and such proceedings have not been set aside within 45 business days from the date on which such action was performed.

6.1.14	A provisional or permanent receiver has been appointed for the Company and/or for a material asset of such Company, and the appointment has not been set aside within 45 business days.

6.1.15	The Company fails to publish its financial statements within 60 days from the last date specified by law for a reporting issuer such as the company, taking into account any extensions that the company allowed to file for, or that have been granted by a competent authority.

6.1.16	The Company has breached its obligation under Clause 3.2, or Clause 3.4 or Clause 3.5 above

6.1.17	If the Company has not complied with the financial ratio mentioned in Clause 3.3 above, at the end of one year from the date on which the Relevant Statement, as defined in Clause 3.3 above, was published.

6.1.18	The financial ratio mentioned in Clause 3.3 above was higher than eight (8) according to the Company’s annual or quarterly statements.

6.1.19	If an order is given freezing proceedings against the Company, or an application is submitted by the Company to make an arrangement with its creditors, in accordance with the legal provisions which apply to it, except for the purpose of merging and/or a reorganization which do not affect its ability to repay the Bonds.

6.1.20	The Company sold most of its assets (including subsidiary companies).

6.1.21	A lien is imposed on a significant Company asset and the lien is not removed within 60 days from the date of imposition, except for a lien which does not damage the Company’s ordinary course of business.
“Material asset” for purposes of this Clause 6.1 means an asset whose value of as reflected on the Company’s audited annual consolidated financial reports is equal to (1) 10.01% or more of its shareholders equity; or (2) 5% or more of its total assets, but excluding assets financed on a non-recourse basis (that is to say, the financing is against the assets alone without a right of recourse against the Company) or on a limited recourse basis (that is to say, the financing is against the asset only, with a partial right of recourse against the Company upon the fulfillment of certain conditions).

The Trustee shall notify the Bond Holders promptly upon becoming aware of the occurrence of an event of default which constitutes grounds for accelerating the Bonds.
6.2	Without derogating from the contents of Clause 6.1 above, the Trustee shall convene a meeting of the Bond Holders, to decide on acceleration of the Bonds, at request of any Bond Holder who holds 10% or more of the Principal of the Bonds, who believes that there is a genuine risk of material prejudice to the rights of the Bond Holders, including the occurrence of one of the events mentioned in Clauses 6.1.2 and 6.1.3 above.

6.3	Notwithstanding the foregoing, the Trustee shall not accelerate the Bonds, including if a resolution as mentioned in Clause 6.1 above has been duly passed, unless it has given the Company prior written notice of its intention to accelerate the Bonds, and the Company has failed to comply with the warning notice within the period specified for this purpose in this Deed of Trust, and if no period is so specified, then within 14 business days from receipt of the warning notice. Any such warning notice shall require the Company to cure the event of default giving rise to the warning notice.
Notwithstanding the foregoing, the Trustee may shorten the cure period as mentioned at clause 6.1 above, or refrain from giving a warning notice if the Trustee is of the opinion that delay of the acceleration of the Bonds will endanger the rights of the Bond Holders, in order to prevent the risk to the rights of the Bond Holders, provided that it delivers a written notice to that effect to the Company concurrent with an acceleration of the Bonds.
7.	Purchase of Bonds
7.1	The Company, any subsidiary of the Company and/or any company under the control of the Company and/or the controlling shareholders in the Company and/or a company under the control of the controlling shareholders in the Company, may buy and/or sell Bonds which were issued by the Company in the Private Placement, at such price and on such conditions as they see fit in their sole discretion (without any obligation to make any tender offer or general solicitation to Bond Holders). Bonds which are held by the Company and/or any subsidiary of the Company and/or any company under the control of the Company and/or the controlling shareholders in the Company and/or a company under the control of the controlling shareholders in the Company, will be deemed to be an asset of theirs, but will not confer on their holders voting rights at a general meeting of the Bond Holders and will not be taken into account for purposes of determining whether a quorum is present at an original meeting of Bond Holders (but will be taken into account for purposes of determining whether a quorum is present at any postponed meeting).

In the case of a buying and/or selling of Bonds as mentioned in this Clause 7.1, the Company shall give notice to that effect to the Trustee immediately it becomes aware of the fact.

7.2	Bonds owned by the Company and/or which have been purchased by it and/or which are owned by a subsidiary of the Company and/or a company under the control of the Company and/or the controlling shareholders in the Company and/or a company controlled by the controlling shareholders in the Company, may not be transferred or sold by the Company and/or an affiliated company unless: (1) they are registered in accordance with the provisions of the Securities Act; or (2) they are sold subject to an exemption from the registration requirement specified under the Securities Act.
8.	Additional issuances
8.1	The Company shall be entitled to issue additional bonds of the same series pursuant to this Deed of Trust and/or additional bonds of other series, having identical or similar terms and conditions to the terms and conditions of the Bonds, without the consent of the Trustee and/or the Bond Holders, whether by way of a public offering or otherwise. The Trustee’s remuneration will be revised by agreement between the Trustee and the Company.
8.2	The Company shall be entitled to issue those additional bonds under the terms and conditions applicable to this Private Placement, and at a different offered discount rate (higher or lower) to the offered discount rate of the Bonds that are in circulation for the time being. For the avoidance of doubt, it is hereby clarified that an issue of additional bonds of the same series shall be made in the framework of the Deed of Trust, and the provisions of the Deed of Trust shall apply to such additional bonds.

8.3	In addition, and without derogating from the foregoing, the Company reserves the right to issue additional series of bonds and/or convertible bonds and/or warrants to the public or by way of private placement, at any time, — whether or not any such securities confer a right of conversion into shares of the Company, either as a series of bonds or as one bond, and on such terms and conditions as to redemption, interest, linkage, and other conditions as the Company shall see fit, and whether any such securities rank preferentially to the Bonds, or equal or inferior thereto, all subject to the provisions of Clause 3.4 above.

8.4	For the avoidance of doubt, no issue of bonds pursuant to this Deed of Trust shall prevent and/or restrict the Company from incurring additional indebtedness, under terms and conditions that are similar, equivalent to, more favorable or less favorable than, the terms and conditions of the Bonds pursuant to this Deed of Trust, all subject to the provisions of Clause 3.4 above.

8.5	The Company shall notify the Trustee, prior to issuing any bonds in accordance with clause 8.1 to 8.3, and shall delivered to the Trustee a copy any filing or report it may make or issue in connection therewith, including in regard to its intention to issue such Bonds.

8.6	It is hereby clarified that nothing contained in Clauses 8.1 — 8.4 above, will detract from the rights of the Trustee or the Bond Holders to act against the company’s issuance of additional bonds under such Clauses, to the extent such issuances might materially adversely affect the Company’s ability to meet its obligations to the bond holders or detract from any rights of the Trustee and the Bond holders under the Deed of Trust.

8.7	Notwithstanding the aforesaid, except in relation to liens permitted as specified in Clause 3.4 above, the Company undertakes that it will not take on obligations towards lenders or other financing bodies, which will give them higher priority in repayments than Bond Holders.
9.	Claims and proceedings by the Trustee
9.1	Without derogating from any provision of this Deed of Trust, the Trustee shall be entitled, in its discretion, and without giving additional notice to the Company, to take all such legal proceedings as it sees fit and subject to any law including prior to acceleration of the Bonds, for purposes of protecting and exercising the rights of the Bond Holders, and to enforce performance of any other obligation of the Company pursuant to the Deed of Trust. Subject to the provisions set forth below, the Trustee shall be required to do so pursuant to a demand contained in a special resolution of the Bond Holders. The Trustee will be entitled to commence legal and/or other proceedings even if the Bonds have not been made immediately due and payable, for purposes of protecting the rights of the Bond Holders, and subject to any law. Notwithstanding the provision of this clause, the right to accelerate the Bonds shall arise only in accordance with the provisions of Clause 6 above and not pursuant to this Clause 9.

9.2	The Trustee shall be entitled to waive the fulfillment of any obligations of the Company, in whole or in part, provided that the waiver has been approved by a special resolution passed at a general meeting of the Bond Holders.

9.3	The Trustee may, in its sole discretion and without the notice to the Company, apply to a court of competent jurisdiction with an application to receive instructions on any matter connected with and/or pertaining to this Deed of Trust. It is clarified that the Trustee shall not delay the performance of an act for purposes of applying to court where such delay is likely to be prejudicial to the Bond Holders.

9.4	Subject to the provisions of this Deed of Trust, the Trustee may, but shall not be required, to convene a general meeting of Bond Holders at any time in order to discuss and/or receive instructions on any matter pertaining to the Deed of Trust, and may reconvene such meeting provided that this is done promptly, and the Trustee shall not delay taking action where such delay is likely to be prejudicial to the Bond Holders.

9.5	The Trustee may, in its sole discretion, delay the performance of any act by it pursuant to the Deed of Trust, for purposes of referring to a meeting of Bond Holders and/or to the court until it receives instructions from a meeting of the bond holders and/or instructions from the court as to how to act. Notwithstanding the foregoing, the Trustee is not entitled to delay proceedings for making the Bonds immediately due and payable on which a meeting of the Bond Holders has decided, and also in a case where the procrastination is likely to be prejudicial to the bond holders.

9.6	For the avoidance of any doubt it is clarified that nothing in the provisions set forth above shall affect and/or derogate from the Trustee’s right, which is hereby conferred on it, to refer to judicial instances, in its sole discretion, even before the Bonds have been made immediately due and payable, for purposes of the grant of any order relating to the affairs of the trust.
10.	Trust over receipts resulting from proceedings against the Company

All the receipts that are received by the Trustee as a result of proceedings it has taken, if it takes such proceedings, against the Company, shall be held by it in trust and shall be applied by it for the following purposes and according to the following order of priority:

initially — for payment of the Trustee’s remuneration and the expenses, payments, levies and obligations that have been incurred by the Trustee, imposed on it or incurred in the course of or as a consequence of acts for performing the trust or otherwise in connection with the terms and conditions of the Deed of Trust (provided that the Trustee shall not receive its remuneration both from the Company and from the Bond Holders). The balance shall serve, unless otherwise decided by a special resolution of a meeting of the bond holders, for the following purposes according to the order of priority specified below: firstly — in order to pay the Bond Holders, if they are entitled thereto, the penalty interest referred to in Clause 2.7 above, pari passu and pro rata to the amount due to each of them, without preference or a prior right with respect to any of them; secondly — in order to pay the Bond Holders the interest payments that are due to them pursuant to the conditions of the Bonds, pari passu and pro rata to the amount of interest that is in arrears which is due to each of them, without any preference or prior right with respect to any of them; thirdly — in order to pay the Bond Holders the amounts of principal that are due to them under the Bonds held by them, pari passu, whether or not the time for discharge of the amounts of principal has arrived, and pro rata to the amounts that are due to them, without any preference regarding precedence in time of the issue of the Bonds by the Company or otherwise, and the surplus, if any remains, shall be paid by the Trustee to the Company or to its successors-in-title. Tax at source shall be deducted from such payments to the Bond Holders, to the extent that there is an obligation according to any law to deduct it. Payment by the Trustee of the amounts to the Bond Holders is subject to the rights of other creditors of the Company ranking prior to or equal to the rights of the Bond Holders according to law, if any, in accordance with the provisions of the law.

11.	Authority to withhold distribution of money

Notwithstanding the contents of Clause 10 above, if the monetary amount received as a result of the taking of the aforesaid proceedings which is available for distribution at any time, as stated in Clause 10 above, is less than 5% of the unpaid balance of the principal of the Bonds and the interest, the Trustee shall not be required to distribute such amount and it may invest such amount, in whole or in part, in investments which are permitted pursuant to this Deed of Trust, and may replace such investments from time to time with other permitted investments, as it sees fit.

“Permitted investments” — the provisions below shall apply to any amount that is received by the Trustee in the scope of its trust pursuant to the conditions of the Deed of Trust and which it is required to invest:

If investments that are permitted to a trustee have been prescribed under the laws of the State of Israel, the Trustee shall invest any such amounts, as it sees fit, in accordance with the provisions of the law. If no legal provisions are applicable, the Trustee shall invest in dollar-linked deposits or in bonds issued by the US Government or in bonds that are guaranteed by the US Government or bonds issued in the USA and which are rated AA and higher.

At the time of the first payment of principal and/or interest to the Bond Holders, which is paid after receipt by the Trustee of the aforesaid amount, or prior thereto, when the abovementioned investments, together with the additional moneys that may be received by the Trustee for the said purpose, reach an amount which will be sufficient in order to pay at least five percent (5%) of the unpaid balance of the principal of the Bonds and the interest, the Trustee shall make payment thereof to the Bond Holders in the manner stated in Clause 10 above.

Notwithstanding the foregoing in this clause, if the Trustee receives a demand from Bond Holders who hold at least 5% of the unpaid balance of the principal of the Bonds to do so, the Trustee shall distribute the amounts that have been received by it as a result of the taking of proceedings as aforesaid, even if they have not reached 5% of the unpaid balance of the principal of the Bonds and the interest.

12.	Failure to make payment for reason not dependent on the Company
12.1	Any amount that is due to a Bond Holder which is not actually paid for a reason that is not dependent on the Company, in circumstances where the Company was prepared to make payment thereof, shall cease to bear interest from the date specified for the payment thereof, and the Bond Holder shall be entitled only to those amounts to which he was entitled on the date specified for settlement of such payment on account of the principal, or the interest, provided that such amount has been deposited with the Trustee as stated in Clause 12.2 below. Notwithstanding the foregoing, to the extent funds for such payment, remain in the Company account, it will transfer the payment to the Bond holder (or the Trustee as stated in Clause 12.2 below) with the addition of any earnings actually accrued in such funds, after deduction of the applicable tax.

12.2	The Company shall, within 14 days from the date specified for payment, deposit with the Trustee the amount of the payment that was not paid for a reason that is not dependent on the Company, and shall give written notice, according to the addresses in its possession to the bond holders, about such deposit, and such deposit shall be deemed to be a discharge of such payment, and in the case of a discharge of all amounts that are due in respect of the Bonds, shall also be deemed to be a final redemption of the Bond.

12.3	The Trustee shall invest any amount that has been deposited in its name and to its order in permitted investments as defined above, as the Trustee shall see fit and subject to the provisions of any law. Where the Trustee has done so, it will not be liable to the Bond Holders who are entitled thereto in respect of such amounts, except for the proceeds that will be received from the realization of such investments, less the expenses associated therewith and with the, management and conduct of trust accounts, and shall pay such proceeds to the Bond Holders who are entitled thereto against presentation of such proof as may be demanded by the Trustee to its full satisfaction and less any compulsory payments (hereinafter: “Investment of Money”).

12.4	The Trustee shall transfer to each Bond Holder for whom moneys were deposited as aforesaid with the Trustee those moneys that are due to him from the realization of such investments, less all the expenses and the compulsory payments that are imposed on the aforesaid trust account, and shall do so against presentation of such proof as may be demanded by the Trustee to its full satisfaction.

12.5	The Trustee shall hold such moneys and shall invest same in the manner aforesaid, until the end of one year from the date of final repayment of the Bonds or up to the date of payment thereof to the bond holders, whichever is the earlier. After that date, the Trustee shall transfer such amounts to the Company, with instructions for the Investments of the Money as aforesaid, including gains arising from the investment thereof, and less its expenses and other expenses that were incurred in accordance with the provisions of the Deed of Trust (such as the remuneration to service providers, etc.), to the extent that moneys remain in the Trustee’s possession at such time. The Company shall hold the abovementioned amounts in trust for an additional period of one year from the date of transfer thereof to it by the Trustee, for and on behalf of the bond holders who are entitled to such amounts, and the provisions regarding the investment of money as set forth above shall apply, mutatis mutandis, in relation to such amounts. Upon the transfer of the money from the Trustee to the Company, to the Trustee’s satisfaction, the Trustee will be released from payment of such amounts to the entitled bond holders. The Company shall confirm in writing to the Trustee the holding of the amounts and the fact of same having been received in trust for the aforesaid bond holders, and it shall indemnify the Trustee in respect of any claim and/or expense and/or damage of any sort that may be incurred by the Trustee as a consequence and in respect of the transfer of such money, unless the Trustee acted negligently. The Company shall hold such money in trust for the bond holders who are entitled to such amounts for a period of one additional year from the date of transfer thereof to it from the Trustee. Moneys that are not demanded from the Company by a bond holder at the end of two years from the date of final repayment of the Bonds, will be transferred to the Company, and it will be entitled to use the moneys which remain for any purpose. The foregoing shall not derogate from the Company’s obligation to the bond holders to pay them the moneys to which they are entitled as aforesaid according to any law.
13.	Receipts as proof
13.1	Without derogating from any other condition contained in the Bonds, a receipt signed by any holder of Bonds may constitute proof of the full discharge of every payment that was made by the Company in respect of such Bond.

13.2	A receipt from a Bond Holder in respect of the amounts of principal and interest that were paid to him by the Trustee in respect of the Bond shall constitute an absolute release for the Trustee in respect of the payment of the amounts mentioned in the receipt.

13.3	Subject to the contents of Clause 12 above, a receipt from the Trustee regarding the deposit of amounts of principal and interest with it to the credit of the Bond Holders as aforesaid, shall be deemed to be a receipt from a Bond Holder for the abovementioned purpose.

14.	The Company’s obligations to the bond holders and the Trustee and the Company’s reports to the Trustee

The Company hereby undertakes to the Bond Holders and the Trustee, that following the consummation of the Private Placement and subject thereto, and so long as the Bonds (including interest thereon) remain unpaid, it will :
14.1	Make payment on the due date of all the amounts of principal and interest that are payable pursuant to the conditions of the Bonds, and comply with all the remaining conditions and obligations which are imposed on it according to the conditions of the Bonds and pursuant to this Deed of Trust.

14.2	Continue to conduct its business in a regular and proper manner.

14.3	Deliver to the Trustee, after publication thereof to the public, at the times specified for the publication thereof according to law, a printed copy of the audited consolidated annual financial statements and the reviewed consolidated interim financial statements of the Company, in the format required under applicable law. If the Company is no longer obliged to publish financial statements for the public under applicable law, it shall deliver same to the Trustee and to the Bond Holders at the times specified in this regard for reporting corporations in Israel.

14.4	Deliver notices to the Trustee regarding the purchase of bonds by the Company or a company under its control, as mentioned in Clause 7 above.

14.5	Not later than two business days from the date of publication of the quarterly or annual financial statements, and as long as the Deed of Trust is in force, the Company shall furnish the Trustee with a certificate signed by the Company’s CFO to the effect that, to the best of his knowledge, there has been no breach of the Deed of Trust by the Company (including a breach of the conditions of the Bonds) which was not cured notwithstanding a warning notice having been given to the Company in relation thereto, unless otherwise expressly stated.

14.6	Deliver to the Trustee a copy of the notices to the public which the Company is obliged to give according to applicable law, and of the notices and notices of meetings the Company may give to the Bond Holders in its own name or on behalf of the Trustee. Registering of the Trustee as the address for receiving notices to the public, which the Company publishes by way of e-mail, will constitute delivery of the reports to the Trustee in accordance with this clause. If the Company is no longer obliged to publish notices to the public under applicable law, it shall deliver reports to the Trustee and to the Bond Holders in regard to material events concerning the Company.

14.7	Give, and cause its auditor to give, within a reasonable time, to the Trustee and/or anyone who may be appointed in writing by the Trustee for this purpose, any explanation, document, calculation or information pertaining to the Company, its business and/or its assets, which are reasonably required, in the Trustee’s discretion, for the examinations that are carried out by the Trustee to protect the Bond Holders.

14.8	Keep and maintain proper books of account in accordance with accepted accounting principles. To keep the books and the documents which serve as vouchers and authorities for them (including deeds of pledge, mortgage, accounts and receipts), and to enable the Trustee and/or anyone the Trustee may appoint in writing for this purpose, to inspect any such book and/or document and/or certificate, at any reasonable time.

14.9	The Trustee undertakes, by its signing the Deed of Trust, to keep all information given as aforesaid absolutely confidential. It is clarified that the transfer of information to the Bond Holders for purposes of the passing of a resolution that relates to their rights under the Bond, or for purposes of giving a report on the Company’s condition and/or pursuant to a requirement according to law, does not constitute a breach of the aforesaid confidentiality undertaking.

14.10	Allow the Trustee and/or anyone the Trustee may appoint in writing for this purpose, provided that the identity of such person is acceptable to the Company, who will sign on the Deed of Undertaking to protect confidentiality which will be drafted by the Company, to enter its offices, after prior arrangement, as well as any other place at which its assets may be located, at any reasonable time, in order to inspect and examine its assets, according to the Trustee’s discretion, for the protection of the Bond Holders.

14.11	Notify the Trustee, immediately it becomes aware of the fact, about any event in which an attachment has been imposed on its material assets as same are defined in Clause 6.1.6 above, in whole or in part, and about any case in which a receiver has been appointed in respect of its material assets, in whole or in part, and about any situation in which a special manager or liquidator has been appointed for the Company, and it shall immediately and at its expense take all the reasonable steps required for the removal of such attachment or the setting aside of the receivership.

14.12	Invite the Trustee to all its general meetings (whether annual general meetings or special general meetings of the shareholders of the Company), and to allow the Trustee to join them, without conferring on the Trustee a right to vote at such meetings.

14.13	Upon the Trustee’s written demand to deliver a written certificate to the Trustee, signed by the Company’s auditor, stating that all the payments to the Bond Holders were paid on due date, and the amount of the par value balance of Bonds in circulation.

14.14	Notify the Trustee, immediately and in writing, of the existence of a fear that the Company will cease payments of the Bonds and/or will cease to conduct its overall businesses and/or will in the future cease to conduct its overall businesses, as same apply from time to time and/or the existence of a material fear that it will cease to manage and conduct its overall businesses as same apply from time to time.

14.15	Notify the Trustee immediately and in writing of any real fear the Company might have that all or any of the events enumerated in Clause 6 above are likely to occur and also about the occurrence of all or any of the events mentioned in Clause 6 above.

14.16	Upon the Trustee’s request, to furnish the Trustee with any additional information that may be required for purposes of fulfilling the Trustee’s function, in order to protect the rights of the Bond Holders.
15.	Additional obligations
In the event that the Bonds are accelerated, as stated in Clause 6 above, the Company shall, from time to time and at any time it is called upon to do so by the Trustee, perform all the reasonable acts in order to facilitate the exercise of all the powers and authorities vested in the Trustee, including the following actions:
15.1	It shall make the declarations and/or shall sign all the documents and/or shall perform and/or cause the performance of all the necessary and/or requisite acts in accordance with the provisions of any law, for giving force and effect to the exercise of the powers, authorities and permissions of the Trustee and/or its representatives.

15.2	It shall give all the notices, orders and instructions which the Trustee may deem to be expedient and may demand.
For purposes of this clause — a notice in writing signed by the Trustee confirming that an act demanded by it, in the scope of its powers and authorities, is a reasonable act, shall serve as prima facie proof of such fact.
16.	Representatives
16.1	The Company hereby irrevocably appoints the Trustee as its representative to execute and perform in its name and stead all the acts it is obliged to perform according to the terms and conditions contained in this Deed, and generally to act in its name in relation to acts which the Company is obliged to perform under this Deed, and which it has not performed, or to implement some of the powers and authorities vested in it, and to appoint any other person the Trustee may deem fit for performing its duties pursuant to this Deed of Trust, subject to the condition that the Company has not performed the acts which it is obliged to perform under the conditions of this Deed within a reasonable period of time as fixed by the Trustee from the date of the Trustee’s written demand, provided that the Trustee has acted reasonably.

16.2	The appointment pursuant to Clause 16.1 above does not oblige the Trustee to perform any act and the Company hereby releases the Trustee in advance in the event that the Trustee does not perform any act and/or does not timely perform an act timeously and/or in the correct manner, on the strength of the aforesaid power of attorney. In addition the Company hereby waives in advance any claim against the Trustee and/or its agents in respect of any damage that has been incurred and/or is likely to be incurred by it, directly and/or indirectly, by virtue of acts and/or omissions of the Trustee as mentioned in this clause.
17.	Other agreements
Subject to the provisions of the law and the restrictions imposed by law on the Trustee, the fulfillment of the function of the Trustee pursuant to this Deed of Trust, or by virtue of its status as a trustee, will not prevent it from entering into transactions with the Company in the ordinary course of its business, provided that this does not constitute a conflict of interest with its function as a trustee pursuant to this Deed.
18.	Reporting by the Trustee
Commencing from the date of the Private Placement, the Trustee shall, by not later than the end of the second quarter of each calendar year, draw up and deliver to the Bond Holders, an annual report regarding the affairs of the trust in relation to the Bonds (hereinafter: “the Annual Report”), which shall contain the following subjects:
a.	Particulars about the course of the trust’s affairs in the preceding year.

b.	A report on exceptional events connected with the trust that occurred during the course of the preceding year.
The holders are entitled to inspect the Annual Report at the Trustee’s offices during normal working hours and will be entitled to receive a copy of the report upon request.

Where the Trustee has learned of a material breach by the Company of the Deed of Trust, it shall notify the holders about the breach and about the steps it has taken to prevent such breach or for the fulfillment of the Company’s obligations, as the case may be.

The Trustee shall send the Bond Holders a notice about any exceptional event that is likely to have an impact on the rights of the Bond Holders, and shall do so shortly after it has become aware of the fact.

The Trustee shall furnish the Bond Holders with any report which the Company has given to him which the Company is obliged to give in the scope of the reporting duties imposed on it pursuant to the Deed of Trust, including pursuant to Clause 14 above, within two business days, unless some other time is provided by the provisions of this Deed The report by the Trustee as aforesaid shall be carried out in accordance with the most recent register of Bond holders given to him by the Company.

19.	Trustee’s remuneration

The Company shall pay the Trustee a fee for its services, in accordance with this Deed of Trust, as described below:
19.1	In respect of its services as a trustee in the first twelve months of its holding office, a sum of NIS 27,500 which shall be paid immediately after completion of the Private Placement.

19.2	Commencing from the second year, the Trustee will be paid an annual fee in a sum of NIS 22,500 in respect of each year in which it serves as trustee for the unpaid balance of the Bonds. The aforesaid amount will be paid at the beginning of each year of the trust in respect of the forthcoming trust year. Notwithstanding the contents of Clause 19.9 below, in the event that the Trustee’s term of office should come to an end during the course of a trust year, the Trustee will be paid its fee for a full year in which it served as trustee for the Bond Holders.

19.3	In respect of each shareholders meeting in which the Trustee participates, the Trustee will be entitled to a fee of NIS 750.

19.4	The Trustee will be entitled to a fee in a sum of NIS 500 for each hour of work, in respect of special actions that may be taken by it in the ordinary course of business in the framework of its serving as trustee, including acts which the Trustee may take in respect of a breach by the Company of the Deed of Trust, the convening of meetings of bond holders or in respect of actions for making the Bonds immediately due and payable, and/or in respect of special actions the Trustee may be required to perform, if required, for purposes of fulfilling its functions in accordance with this Deed of Trust (inter alia, without limitation, distribution of money that has been deposited with the Trustee for the Bond Holders, actions connected with the registration or cancellation of collateral in a register maintained according to law, actions connected with the examining, enforcement and so forth of special obligations on the part of the Company pursuant to the Deed of Trust, including examinations of the conditions of collateral and of obligations).

19.5	The amounts mentioned in Clauses 19.2-19.4 shall be linked to the Consumer Price Index, where the base index is the index in respect of the month of May 2010 which was published on June 15, 2010.

19.6	The Trustee will be entitled to reimbursement of reasonable expenses incurred by it as a result of its holding office as trustee for the Bond Holders.

19.7	If there should be any changes in the provisions of the law pursuant to which the Trustee is required to perform additional actions and/or examinations and/or preparation of reports, the Company undertakes to bear the reasonable expenses that will be incurred by the Trustee for such purpose.

19.8	V.A.T. as prescribed by law at the time of payment, if same applies, shall be added to all the payments specified above in this clause.

19.9	If the Trustee’s term of office comes to an end, as stated in Clause 27 below, the Trustee will not be entitled to payment of remuneration commencing from the date his term of office came to an end. However, until such time as the Trustee’s term of office has expired, the Trustee will be entitled to receive a remuneration even if a receiver is appointed for the Company, or if the Company is in liquidation proceedings.
20.	Special powers
20.1	The Trustee will be entitled to deposit all the deeds and the documents which evidence, represent and/or stipulate its right in connection with any asset that is in its possession for the time being, in a safe custody box and/or at another place it may select, with any banker and/or any banking corporation and/or with an attorney. Where the Trustee has done so, it will not be responsible for any loss that may be caused in connection with such deposit, unless the Trustee acted maliciously or negligently or not in good faith.

20.2	The Trustee may, in the scope of performing the affairs of the trust pursuant to this Deed of Trust, act in accordance with the opinion and advice of any attorney, accountant, real estate appraiser, valuer, surveyor, real estate agent or other expert, whether such opinion and/or advice was prepared at the request of the Trustee and/or by the Company and/or in other circumstances, and the Trustee will not be responsible for any loss or damage that may be caused as a result of any act and/or omission performed by it on the strength of such advice or opinion, unless the Trustee acted maliciously or negligently or not in good faith.

20.3	Any such advice and/or opinion may be given, sent or received by way of letter, telegram, facsimile and/or any other electronic means for the transmission of information, and the Trustee will not be responsible in respect of acts it performed on the strength of advice and/or an opinion or information transferred in one of the forms mentioned above, even though errors occurred therein and/or same where not authentic, unless the Trustee acted maliciously or negligently or not in good faith. The Trustee shall furnish the holders, at their request, with a copy of any opinion it has received as aforesaid.

20.4	The Trustee will not be obliged to notify any party about its signing this Deed of Trust and it is not entitled to interfere in any way in the conduct and management of the Company’s business or its affairs.

20.5	The Trustee shall faithfully exercise in the trust the powers, permissions and authorities which are conferred on it pursuant to this Deed of Trust, in its absolute discretion and without it being liable for any damage that may be caused as a result of an error in such discretion, unless the Trustee acted maliciously or negligently or not in good faith.

20.6	The Trustee has the authority to decide on any question or doubt which may arise in relation to any provision contained in this Deed and every decision of the Trustee in such matter shall be binding on all the Bond Holders, without this derogating from any argument the Company may have in connection with such matter or doubt.
21.	Trustee’s power to engage agents

The Trustee will be entitled to appoint an agent/s who will act in its stead, whether an attorney or other person, in order to perform or to participate in the performance of special acts which require to be carried out in connection with the trust, and without derogating from the generality of the foregoing, the taking of legal proceedings, provided that the Trustee has given the Company written notice in regard to the appointment of such agent. The Trustee will further be entitled to make payment at the Company’s expense of the reasonable remuneration of any such agent, and the Company shall, upon the Trustee’s first demand, immediately refund any such expense to the Trustee, on condition that the Trustee gave the Company prior notice regarding the appointment of such agents, to the extent that this is possible. The Company will be entitled to object to the appointment of a particular agent on reasonable grounds, including in a case in which the agent is a competitor of the Company and/or has a conflict of interest and/or is likely to have a conflict of interest with it, whether directly or indirectly.

22.	Indemnification of the Trustee

The Trustee will be entitled to indemnity from the Company, as the case may be, in respect of any damage and/or loss, reasonable expenses it has incurred and/or may incur, in connection with actions it has performed and/or which it is obliged to perform, by virtue of its duty pursuant to the terms and conditions of the Deed of Trust and/or according to law and/or a directive of any competent authority and/or any statute and/or at the request of the owners of the Bonds, in the manner specified in the Deed of Trust, or according to a lawful demand by the Company, provided that:
a.	The Trustee did not act maliciously; and

b.	The Trustee acted in good faith and without negligence and such act was performed in the scope of fulfilling his function, in accordance with the provisions of the law and pursuant to the Deed of Trust; and
Without prejudice to the rights to indemnity and compensation that are conferred on the Trustee according to law, if there is no possibility of the Trustee receiving indemnity from the Company as stated at the head of this clause, the Trustee and any receiver, representative, manager, agent or other person who was appointed by the Trustee in accordance with this Deed, shall be entitled to receive indemnity out of the moneys that will be received by the Trustee as a consequence of proceedings it has taken or otherwise in accordance with this Deed, in relation to the obligations they have assumed, in relation to the remuneration and the expenses incurred due to performing the trust according to this Deed or in connection with such acts, which in their opinion it was necessary to perform as aforesaid, or in connection with the exercise of the powers and authorities conferred on them pursuant to this Deed, and in connection with all kinds of legal proceedings, opinions and advice of attorneys and other experts, negotiations, discussions, expenses, claims and demands relating to any law or anything that was done or was not done in any manner in relation to the foregoing, and the Trustee may withhold moneys in its possession and make payments out of such moneys of the amounts required for payment of the indemnity, provided that it has not acted negligently.
Whenever the Trustee is obliged according to the terms and conditions of the Deed of Trust and/or according to law and/or pursuant to a directive of a competent authority and/or any statute and/or at the request of the Bond Holders and/or according to the Company’s request, to perform any action, including, without limitation, the instituting of proceedings or the filing of claims on a demand by the owners of the Bonds, as stated in the Deed of Trust, the Trustee may refrain from performing any such act until it has received a deed of indemnity to its satisfaction from the owners of the Bonds or from any of them, and if the actions are performed on the strength of a request by the Company, from the Company, in respect of any liability or damage and/or expenses that may be incurred by the Trustee and the Company or either of them, as a consequence of performing the aforesaid act. All this applies except in circumstances in which urgent action is necessary, and the failure to perform it prior to receiving a deed of indemnity as aforesaid will cause damage and/or loss to the Bond Holders.

If the Trustee takes any urgent action as aforesaid, whether it was obliged to take such action according to the provisions of this Deed, or took such action in its discretion, without having received a confirmation of its fees and the costs and expenses attendant upon such actions, the taking of such actions shall not be deemed to be a waiver by the Trustee of its right to indemnity for its remuneration and for such costs and expenses, from the Company or from the Bond Holders, as the case may be.

The taking of any action by the Trustee, which is not an urgent action as aforesaid, without his having been given an undertaking for indemnity in advance by the Company and/or from Bond Holders, shall not establish a duty for the Trustee to take similar actions in the future, without obtaining an undertaking for indemnity in advance from the Company and/or from the Bond Holders.

Indemnity to the Trustee as described in this clause in respect of: (1) actions it has performed and/or is required to perform by virtue of its obligation under the conditions of the Deed of Trust or according to law and/or pursuant to a directive of a competent authority and/or according to statute and/or for purposes of protecting the rights of the bond Holders (including as a result of a demand by a Holder) — shall be borne and paid by the Company; (2) actions it has performed and/or is required to perform on the Company’s demand — shall be borne and paid by the Company; and (3) actions it has performed and/or is required to perform on a demand by the Bond Holders (except actions that were taken as aforesaid on a demand by the holders for purposes of protecting the rights of the Bond Holders) — shall be borne and paid by the Bond Holders. If there is an obligation for indemnity on the Company as aforesaid and the indemnity is not received from the Company within 60 days from the Trustee’s demand — the Bond Holders will be liable for indemnity to the Trustee. It is clarified that actual payment by the Bond Holders to the

Trustee shall in no way derogate from the Company’s obligation to refund to the holders the amount that was paid in circumstances in which the Company was obliged to make payment thereof in accordance with the provisions of this Deed of Trust, and the Trustee shall take steps to achieve the refund of such moneys from the Company to the Bond Holders.
The Company’s obligation to indemnify the Trustee and/or the Bond Holders as stated in this clause is subject to the condition that the Company receives prior notice from the Trustee, within a reasonable time having regard to the circumstances, about any expense for which the Company is likely to undertake an indemnity as aforesaid, and the Trustee shall not compromise in respect of any claim and/or demand that may be instituted against it and which could constitute grounds for indemnity (except for situations in which the Trustee took urgent or immediate actions in which the notice to the Company was likely to damage the rights of Bond Holders), until after it has received the Company’s prior written consent thereto. In situations where the Company does not agree as aforesaid, the Trustee will enable the Company to take its place and manage the proceedings of a trial or claim against him.

23.	Notices to the Trustee and to the owners of Bonds
23.1	Any notice from the Company and/or the Trustee to the Bond Holders, as the case may be, shall be given by sending a notice by registered mail to each registered holder of Bonds, according to the last address of the Bond Holders recorded in the register (in the case of joint holders — the joint holder whose name stands first in the register).

The Trustee is entitled to instruct the Company, and the Company shall be obliged, to render a report in the manner described above in the name of the Trustee in a text as shall be sent by the Trustee in writing to the Company.

Any notice that is sent as aforesaid shall be deemed to have been delivered to the Bond Holder after three days from the time of its posting.

23.2	Any notice or demand by the Trustee to the Company and by the Company to the Trustee, may be given by way of a letter sent by registered mail according to the address mentioned in the Deed of Trust, or according to another address of which one party has notified the other in writing, or by way of transmission by facsimile or via messenger, and any such notice or demand will be deemed to have been received by the recipient party as follows:
23.2.1	In the case of posting by registered mail — after three business days from the date of its delivery for posting.

23.2.2	In the case of transmission by facsimile (together with telephonic confirmation regarding the receipt thereof) — after one business day from the date of its transmission.

23.2.3	In the case of it being sent via a messenger — upon the delivery thereof by the messenger to the addressee, or the offer thereof to the addressee, as the case may be.
23.3	Copies of notices and invitations to meetings that may be given by the Company and/or the Trustee to the Bond Holders shall be sent by the Company to the Trustee, and by the Trustee to the Company, as the case may be.
24.	Waiver and compromise
24.1	The Trustee may from time to time and at any time, where it has been persuaded that this does not, in its opinion, constitute any prejudice to the rights of the Bond Holders, waive any breach or non-fulfillment by the Company of any of the terms and conditions of the Deed of Trust, provided that same do not relate to the conditions for repayment of the Bonds and to the grounds for accelerating the Bonds.

24.2	The Trustee and the Company may, either before or after the principal of the Bonds has been accelerated, amend the Deed of Trust, compromise in connection with any rights or claim of the Bond Holders, and agree to any arrangement in connection with its rights or the rights of the Bond Holders, including the waiver of any right or claim of the Bond Holders against the Company in accordance with the Deed of Trust, if one of the following conditions is met:
24.2.1	The Trustee is persuaded that the proposed change does not adversely affect the Bond Holders, provided that the aforesaid amendment does not pertain to the dates of payment in accordance with the terms and conditions of the Bonds, the rate of interest, grounds for accelerating the Bonds and reports which the Company is obliged to give to the Trustee.

24.2.2	The holders of the Bonds have agreed to the proposed amendment by way of a special resolution of a general meeting of Bond Holders, at which holders of at least 50% of the unpaid balance of the principal of the Bonds were personally present or represented by proxy, or at an adjourned meeting at which holders of at least 10% of the aforesaid balance were personally present or represented by proxy.
24.3	Where the Trustee has compromised with the Company after having received prior approval of the Bond Holders as aforesaid, the Trustee will be released from liability in respect of such act, as was approved by the meeting. Nothing in the foregoing shall release the Trustee from liability in respect of its acts up to the time of passing of a resolution of a meeting of holders and/or in respect of its acts connected with the implementation thereof.

24.4	In every case of the exercise by the Trustee of a right as set forth in this Clause 24, the Trustee shall be entitled to demand from the Bond Holders that they deliver the Bonds to it or to the Company, for purposes of recording a notation with regard to any compromise, waiver, or amendment as aforesaid, and at the Trustee’s request, the Company shall record such notation.
24.5	In every case of the exercise of the Trustee’s right pursuant to this Clause 24, the Trustee shall give notice of the fact, within a reasonable time, to the Bond Holders.
25.	Register of Bond Holders
25.1	The Company shall keep and maintain at its registered office a register of Bond Holders, in which the names and addresses of the Bond Holders shall be recorded, together with the number of Bonds, and the par value of the Bonds that are registered in their names.

All transfers of ownership of Bonds shall also be registered in the register in accordance with the provisions of the Deed of Trust. The Trustee and any Bond Holder may, at any reasonable time, inspect the aforesaid register. The Company is entitled to close the register from time to time for a period or for periods which shall not in aggregate exceed 30 days in a year.

25.2	The Company will not be obliged to register any notice in the register of Bond Holders in regard to an express, implied or tacit trust, or a pledge or charge of any sort or any right in equity, claim or set-off or any other right in connection with the Bonds. The Company will only recognize the title of a person in whose name the Bonds have been registered, provided that his lawful heirs, executors or administrators of the registered holder and any person who may be entitled to the Bonds as a consequence of the winding-up of the holder, will be entitled to be registered as holders thereof after having provided adequate proof to the satisfaction of the Company in regard to their right to be registered as the holders thereof.

25.3	The Company undertakes to provide a copy of the register of Bond Holders to the Trustee, immediately after completion of the issue. The Company undertakes to update the Trustee in respect of any change or update which will be carried out in the register of Bond Holders, and in any event, once every 12 months.
26.	Release of the Trustee

Where it has been proved to the Trustee’s satisfaction that all the Bonds have been repaid, redeemed or where the Company has deposited in trust with the Trustee amounts of money which will be sufficient for redemption, and where it is proved to the Trustee’s satisfaction that all the obligations and expenses made or incurred by the Trustee in connection with this Deed and in accordance with the provisions hereof, have been paid in full, the Trustee will be obliged, upon the Company’s first demand, to act in accordance with the terms and conditions set forth in this Deed with respect to the moneys that were deposited in respect of Bonds the redemption of which has not been demanded.

27.	Replacement of the Trustee and expiration of its term of office

27.1	The Trustee’s term of office and the expiration thereof and the appointment of a new trustee shall be governed by the provisions of the Securities Law, pursuant to which the Trustee and its successor will be entitled to resign from their position as trustees after giving the Company prior written notice of three (3) months in which they shall set forth the reasons for the resignation. The Trustee’s resignation shall come into force only after it has been approved by a court in Israel and from the date specified in such approval.

27.2	The court may dismiss a trustee if the trustee has not performed its functions properly or if the court finds another reason for its dismissal.

27.3	The holders of ten percent of the unpaid balance of the Bonds and/or the Company may convene a general meeting of owners of the Bonds. Any meeting that may be convened as aforesaid may decide by a vote of the holders of at least fifty percent of the balance of the par value of Bonds in circulation, given personally or by way of proxy, on the removal of the Trustee from its position.

27.4	The Trustee and the Company shall report to the Bond Holders in regard to any such event concerning the Trustee’s term of office.

27.5	Where the term of office of a trustee has expired, the court may appoint another trustee for such period and on such conditions as it sees fit. The trustee whose term of office has expired shall continue to serve in its position until the appointment of another trustee.

27.6	Every new trustee will have the same powers, authorities and the other permissions and may act as though it was appointed as trustee from the outset.
28.	Transfer of Bonds and splitting thereof
28.1	Subject to the provisions of this Deed of Trust, the Bonds shall be transferable in any denominated amount, provided that it is in whole dollars, and is effected pursuant to a deed of transfer in the form attached as the Third Schedule to the Deed of Trust, duly signed by the registered owner thereof or his legal representatives, and presented for approval by the Company prior to the transfer.

28.2	Transfer of Bonds shall be governed by restrictions in accordance with the provisions of the Securities Act.

“Transfer” for these purposes means — offer, sale, charge, loan and any other transfer of Bonds and/or the rights in respect thereof.

28.3	The transfer of the Bonds has not been registered in accordance with the Securities Act or in accordance with state or other foreign legislation in the framework of which securities are registered, and they will not be Transferred in any manner within the United States (as defined in Section 902(l) of Regulation S under the Securities Act) or to the account or credit of another U.S. person (as defined in Section 902 of

Regulation S under the Securities Act), except in accordance with the provisions of this Clause 28.
28.4	The provisions and restrictions set forth below will apply to the Transfer of Bonds:
28.4.1	Until the end of the 40 day distribution compliance period (as such term is defined in section 902(F) of Regulation S under the Securities Act) a Transfer of Bonds is permissible only to a person who is not a resident of the USA and who is outside the USA at the time of the purchase thereof;

28.4.2	No resale or other Transfer of the Bonds shall take place except in the following manner: (a) to the Company; or (b) subject to registration of the Transfer of Bonds in accordance with the Securities Act and so long as such registration is effective the date of Transfer and the Transfer is made in accordance with that resale registration; or (c) outside the USA in respect of an offshore transaction in accordance with regulation S under the Securities Act; or (d) in accordance with Rule 144 under the Securities Act; or (e) pursuant to an exemption from registration in accordance with the Securities Act;

28.4.3	The Bond Holder must notify any party to whom the Bonds will be transferred about the restrictions specified in this Clause 28.4;
28.5	Prior to approval of the Transfer of the Bonds in accordance with this clause and the registration thereof in the register, the Company will be entitled to request opinions, confirmations or any other document reasonably required for purposes of determining that the requested transfer is being effected in accordance with the provisions of the Securities Act and any other foreign law or statute relating to securities. The Company shall not be required to approve, record on the register, or otherwise recognize or give effect to any Transfer unless and until it is satisfied in its discretion (1) with the form and substance of such opinion confirmation and other documents and (2) the Transfer satisfies the terms and condition in this clause 28. The costs that will be connected with performing the aforesaid examinations, including the opinions, shall be borne by the transferor of the Bonds and/or the transferee, as shall be agreed between them. Notwithstanding what is stated above, Transfer of Bonds as stated in Clause 28.7 below, will not be subject to payment on account of the aforesaid examinations, provided that the Transferring body is a body which was incorporated under Israeli Law, and is domiciled in Israel.

28.6	At the date of signing of the Deed of Trust, the Company makes no representation or warranty as to the availability of an exemption from registration of the Bonds for purposes of effecting a transfer as stated in this Clause 28.

28.7	The Bonds are not transferable except to an entity which is one of the types of bodies corporate mentioned in the First Schedule to the Securities Law.

28.8	Every holder of a Bond pursuant to this Deed of Trust shall be governed by the restrictions on Transfer of bonds as described above, and such holder is obliged to act in relation to a Transfer of the Bonds in accordance with the aforesaid restrictions.

28.9	The deed of transfer must be delivered for registration to the Company’s registered office or to the address mentioned at the head of this Deed of Trust, accompanied by the Bond and any appropriate proof of the identity and right which may be demanded by the Company and together with proof to the Company’s satisfaction regarding the payment of stamp duty and other governmental compulsory payments, if any. The Company will be entitled to retain possession of the deed of transfer.

28.10	All the expenses connected with the Transfer of Bonds, including stamp duty and other levies, if there are such, shall be borne by the party requesting the transfer.
29.	Meetings of Bond Holders

Meetings of Bond Holders shall be convened and held in accordance with the contents of the Second Schedule to the Deed of Trust.

30.	Governing law and provisions of the Securities Law

It is hereby clarified that subject to the provisions of applicable law which apply in regard to the transferability of the Bonds, as described in this Deed, the law which will apply to the Deed of Trust on any matter arising from it or connected therewith, is the Israeli law. On any matter which is not mentioned in this Deed and in any event of a conflict between the provisions of the Israeli law (which cannot be contractually waived or modified) and the contents of this Deed, the parties shall act in accordance with the provisions of the Israeli law. Sole jurisdiction on anything connected with this Deed shall be vested with the competent courts in Tel Aviv-Jaffa.

31.	Binding version

This Deed of Trust has been translated into English and such translation has been notarially confirmed. The Deed of Trust which was signed by the parties is in the English language. In the event of a conflict between the wording of the Deed of Trust in Hebrew and the wording of the Deed of Trust in English, the provisions of the Deed of Trust in English shall prevail.

32.	Addresses

The addresses of the parties are as appear at the head of this Deed, or any other address in respect of which appropriate written notice is given to the other party.
In witness whereof the parties have hereunto signed:

/s/ Yehudit Bronicki	/s/ Rami Sebty, /s/ Giyara Luftig

Ormat Technologies, Inc.	Ziv Haft Trust Company Ltd.
I the undersigned, Adv. Tal Heldi hereby confirm that this Deed of Trust was signed by Ormat Technologies, Inc. (“Ormat”), through Yehudit Bronicki, and their signatures bind Ormat in all respects.	I the undersigned, Adv. Eti Lupascu hereby confirm that this Deed of Trust was signed by Ziv Haft Trust Company Ltd. (“the Trustee”), through Rami Sebty and Giyara Luftig, and their signatures bind the Trustee in all respects.

/s/ Tal Heldi , Adv.	/s/ Eti Lupascu , Adv.

Ormat Technologies, Inc.
First Schedule
Bonds
Resrictions apply to a transfer of bonds in accordance with the provisions of the Securities Act as amended. “Transfer” in this matter means — sale, pledge, loan and any other transfer of bonds and/or rights therein.
THIS BOND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE OR FOREIGN SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN RULE 902(L) UNDER THE SECURITIES ACT) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS (AS DEFINED IN RULE 902(K) UNDER THE SECURITIES ACT) EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT IT IS NOT A U.S. PERSON AND IS PHYSICALLY OUTSIDE THE UNITED STATES AT THE TIME IT IS ACQUIRING THE SECURITIES, (2) AGREES THAT IT WILL NOT WITHIN FORTY DAYS AFTER THE ORIGINAL ISSUANCE OF THE BONDS RESELL OR OTHERWISE TRANSFER THE BONDS EXCEPT (A) TO THE COMPANY, OR (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT (AND WHICH CONTINUES TO BE EFFECTIVE AT THE TIME OF SUCH TRANSFER), OR (C) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (D) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THE BONDS ARE TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE AND FOREIGN SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Prior to the approval or transfer of bonds in accordance with the sub-Clauses (c)2, (d)2 or 2(e) above, and their registration in the register of Bond Holders, the Company may request an expert opinion , confirmations or any other documents which are reasonably required for the purpose of the finding, that the requested transfer is made in accordance with the provisions of the Securities Act and any other foreign law or statute relating to securities. The costs that will be connected with performing the said inspections, including expert opinions, will vary for the transferor of the bonds and/or the transferee, according to what is agreed between them. Notwithstanding what is stated above, the transfer of the bonds to a body from among one of the types of corporations which are specified in the first supplement to the Securities Law 5728-1968, will not be conditional on payment on account of the aforesaid inspections, provided that the body of the transferee is a body which was legally incorporated in accordance with the law in Israel and whose domicile is in Israel.
As of the date of the Bonds, the Company makes no representation or warranty as to the availability of an exemption from registering the bond in accordance with the Securities Act.

_______ dollars par value registered bonds, repayable in one payment on August 1, 2017. The Bonds bear interest at a fixed rate of 7% per annum, which will be paid half-yearly on February 1 and on August 1 of each of the years 2011 to 2017 (inclusive), commencing from February 1, 2011 and until the date of final repayment of the Bonds (subject to the Company’s right to early redemption), on August 1, 2017, except in relation to the first interest payment payable on February 1, 2011 which will be paid in respect of the period commencing on August ___ 2010 and ending on January 31, 2011.
Registered Bonds: ______________
Number: _________________
Par value: _________ dollars
Interest: _______
This certificate witnesses that Ormat Technologies, Inc. (hereinafter: “the Company”) will pay ___________________, or whoever is the registered holder of this Bond, the amount it has undertaken, all subject to the remaining conditions set forth in the conditions overleaf.
Repayment of the principal of the Bonds together with the last payment in respect of the interest on the Bonds will be made against the surrender to the Company of the Bond certificate at the registered office of the Company or at any other place of which the Company gives notice, not later than July 15, 2017.
Bonds of this series were issued in accordance with a deed of trust (hereinafter: “Deed of Trust”) dated August 3 2010, which was signed between the Company and Ziv Haft Trust Company Ltd. (hereinafter: “the Trustee”).
All the Bonds of this series will rank pari passu between them, without any bond having a preference or priority over another.
This Bond is being issued subject to the conditions recorded on the reverse side hereof and the terms and conditions set forth in the Deed of Trust.
A transfer of this Bond may be effected in accordance with and subject to the provisions of Clause 28 of the Deed of Trust, and subject to completing a bond transfer form which is attached to the Deed of Trust and the Third Schedule.
Payment of the principal of the Bonds and the interest payments in respect of the unpaid balance of the principal of the bonds will be made in new shekels, according to the known rate, as this term is defined in the Deed of Trust, on the date of each payment.
Signed under the seal of the Company which was affixed on ___ day of August 2010 in the presence of:

Director	Director

CONDITIONS RECORDED OVERLEAF
1.	General
1.1	In this bond the following expressions will have the following meanings, unless a different intention is to be inferred from the context:

“The Company”	—	Ormat Technologies, Inc.;

“The Trustee”	—	Ziv Haft Trust Company Ltd. and/or whoever may serve from time to time as trustee for the bond holders in accordance with the Deed of Trust;

“Deed of Trust”	—	The Deed of Trust signed between the Company and the Trustee on July ___, 2010, including the schedules attached thereto, which form an integral part thereof;

“The Bonds”	—	____________ par value registered bonds that have been issued by the Company pursuant to the Private Placement;

“Private placement”	—	A private placement effected by the Company on August ___ 2010 pursuant to which the Bonds were issued;

“The register” or “the register of bond holders”	—	A register of Bond Holders as referred to in Clause 25 of the Deed of Trust;

“Bond Holders” and/or “Owners of Bonds”	—	The persons whose names are registered at the given time in the register, and in the case of several joint holders, the joint holder whose name stands first in the register;

“Bond Certificate”	—	A bond certificate in the form set forth in the First Schedule to the Deed of Trust;

“Principal”	—	The aggregate outstanding principal amount of the Bonds;

“Business day”	—	A day on which most of the banks in Israel are open to execute trading with the public in foreign currency and a day in which most of the banks in New York (New York) and in Reno (Nevada) are open for the execution of transactions;

“Dollar”	—	lawful money of the United States;

“The known rate”	—	The representative rate in new shekels of the dollar, for a particular day as last fixed by the Bank of Israel before such day, provided that in a period in which the Bank of Israel does not fix a representative rate, the known rate will be the rate last fixed by the Minister of Finance together with the Governor of the Bank of Israel for government certificates of obligation that are linked to the rate of the dollar;

“Date of issue”	—	The business day on which proceeds of the issuance of the Bonds will be deposited in the Company’s bank account in Israel and the Bond Certificates will be issued in accordance with this Deed of Trust;

“Interest period”	—	Any period of six months in respect of which interest is paid to the bond holders, namely: a) the period commencing on February 1 and ending on July 31; and b) the period commencing on August 1 and ending on January 31; in each of the years 2011 to 2017 (inclusive), but excluding the first interest period;

“The First Interest Period”	—	The period from the Date of Issue until January 31, 2011, on a basis of 365 days in a year.
1.2	This bond will rank pari passu with other bonds issued pursuant to the private placement, without one bond having any preferential right over the others.
2.	Date of repayment of the bonds; interest
2.1	Repayment of the bond

The Bonds will be repaid in one payment, on August 1, 2017, together with the last interest payment in respect thereof, as stated in Paragraph 2.2 below, and against surrender of the Bond Certificate to the Company or its nominee.

2.2	Interest

The unpaid balance of the bonds (as applies from time to time) will bear interest at a fixed rate of 7% per annum, which will be paid in half-yearly payments, that will be made on the first business day following the end of each interest period in respect of the interest period preceding the date of payment, namely on February 1 and on August 1 on each of the years 2011 to 2017 (inclusive), except the payment for the first interest period which will be paid on February 2011 in respect of the First Interest Period. The last payment in respect of the interest will be paid on August 1, 2017, together with repayment of the principal of the bonds and against surrender of the Bond Certificates to the Company or its nominee.
3.	Payments of interest and principal
3.1	All the payments on account of interest in respect of the Bonds will be made to the persons whose names are registered in the register of bond holders as holders at the end of the Business Day on July 20 (in respect of the interest payment that is made on August 1) and on January 20 (in respect of the interest payment made on February 1) in the years 2011-2017 (hereinafter: “the Effective Date”), except in relation to the last payment of interest, to which the provisions set forth in Paragraph 3.2 below will apply.
3.2	Payment in respect of the principal of the Bonds will be made on August 1, 2017, together with the last payment in respect of the interest, against surrender of the Bond certificates at the registered office of the Company and/or at any other place of which the Company shall give notice. For purposes of receiving payment in respect of the principal and the last payment in respect of the interest, the Bond Holders must deliver the Bond Certificates to the Company by not later than July 15, 2017.

3.3	Payment of the principal of the Bonds and the interest payments in respect of the unpaid balance of the principal of the Bonds will be made in new shekels, according to the known rate on the date of each payment.

3.4	Where the date specified for any payment of interest and/or of the principal of the bonds falls on a day which is not a Business Day, the date will be postponed to the next Business Day immediately following and no interest will be payable in respect of this postponement.

3.5	The payment to the entitled persons will be made by check or by bank transfer to the credit of the bank account of the persons whose names are registered in the register of Bond Holders or who deliver the Bond Certificates, respectively, as stated above. The payment will be made subject to the deduction of tax at source.

3.6	If a Bond Holder who is entitled to payment as aforesaid fails to furnish the Company in good time with details regarding his bank account, then each payment on account of the interest and the principal will be made by way of a check, which will be sent by registered mail to the last address of such person recorded in the register of Bond Holders. Sending of a check to the entitled person by registered mail as aforesaid shall for all intents and purposes be deemed to be payment of the amount denominated therein on the date of dispatch thereof by post, provided that it is paid upon due presentation thereof for collection.

3.7	A Bond Holder wishing to alter the payment instruction he has given may do so by notice by registered mail, but the Company will comply with the instruction only if it reaches its registered office at least 30 days before the Effective Date for payment of the interest payment in accordance with the Bonds. In a case where the notice is received by the Company late, the Company will act in accordance therewith only in relation to the interest payments the due date for payment of which falls after the date of payment shortly following the date of receipt of the aforesaid notice.

3.8	A deduction shall be made from each payment that will be paid by the Company to the Owners of Bonds of tax at source as required according to applicable law in the USA, except in relation to entities mentioned in Paragraph (2) of the First Schedule to the Securities Law, provided that they furnish the Company at the time of purchase of the Bonds with form W-8BEN, which has been duly completed, including US Tax ID, which relates to them, and so long as they comply with the requirements of the law in the USA in relation thereto, no tax at source will be deducted from the payments to which they are entitled in respect of the bonds.
3.9	In the event that the Company is late in making payment of any of the payments for which it is liable pursuant to this Deed of Trust, it will be responsible for payment of interest in respect of the period of default at an annual rate equivalent to the interest fixed for the Bonds, plus 3%, calculated from the first day of such default, and up to the date of actual payment, on a basis of 365 days in a year (hereinafter: “the Default Interest”). For the avoidance of doubt, the Default Interest will be in substitution of the interest fixed for the Bonds, and not in addition thereto.
4.	Failure to make payment for a reason not dependent on the Company

See Clause 12 of the Deed of Trust.

5.	Register of bond holders

See Clause 25 of the Deed of Trust.

6.	Splitting of bond certificates

Every Bond Certificate can be split into Bond Certificates the total amount of the principal of which is equal to the amount of principal denominated in the certificate the splitting of which is requested, provided that the new Bond Certificates that will be issued will each be in par value amounts in whole dollars, and this will be done against surrender of that Bond Certificate to the Company at its registered office for purposes of effecting the split. The split will be made within 30 days from the end of the month in which the certificate was delivered to the Company’s registered office.

All the expenses attendant upon the splitting of bonds, including stamp duty and other levies, if same apply, shall be borne by the party requesting the split. The provisions contained in this clause above shall also apply, mutatis mutandis, to a unification of bonds.

7.	Transfer of Bonds

See Clause 28 of the Deed of Trust.

8.	Early redemption

See Clause 5 of the Deed of Trust.

9.	Purchase of Bonds

See Clause 7 of the Deed of Trust.

10.	Additional issues

See Clause 8 of the Deed of Trust.

11.	Waiver and compromise

See Clause 24 of the Deed of Trust.

12.	General meetings of bond holders

Meetings of bond holders shall be convened and held in accordance with the contents of the Second Schedule to the Deed of Trust.

13.	Receipts as proof

See Clause 13 of the Deed of Trust.

14.	Replacement of bond certificates

If this Bond Certificate should become worn, lost or destroyed, the Company may issue a new Bond Certificate in place thereof under the same conditions, provided that in the case of the certificate becoming defaced, the worn Bond Certificate shall be returned to the Company before the new certificate is issued. Levies, taxes and other expenses connected with the issue of the new certificate shall be borne by the person requesting the said certificate.

15.	Immediate repayment

See Clause 6 of the Deed of Trust.

16.	Notice to the Trustee and the bond holders

See Clause 23 of the Deed of Trust.

Ormat Technologies, Inc.
Second Schedule
General Meetings of Bond Holders
1.	The Trustee or the Company may summon the bond holders to a meeting. If the Company calls such meeting, it must immediately send written notice to the Trustee regarding the place, the date and the hour at which the meeting will be held and regarding the agenda for. A representative on behalf of the Trustee will be entitled to attend every such meeting, but the representative on behalf of the Trustee will not have a right to vote at such meeting. Meetings of Bond Holders shall be held in Israel.

2.	The Company will be obliged to call such meeting at the written request of the Trustee or of a holder/s of at least 10% of the unpaid balance of the principal of the Bonds. The Trustee will be obliged to call such meeting at the written request of a Holder/s of at least 10% of the unpaid balance of the principal of the Bonds.

3.	Prior notice of at least 14 days shall be given in regard to any meeting of Bond Holders, which shall specify the place, the day and the hour of the meeting, and shall also state in general terms the matters that will be considered and discussed at the meeting. Where the purpose of the meeting is to consider and to pass a special resolution, prior notice of at least 21 days shall be given and the notice shall contain the day and the hour at which the meeting will commence and also the main points of the proposed resolution. The Trustee may shorten the aforesaid period of prior notice if it believes that a postponement in convening a meeting constitutes material prejudice to the rights of the Bond Holders. Every notice by the Company or the Trustee to the bond holders shall be given by way of an advertisement that shall be published in two widely circulating Hebrew dailies appearing in Israel or in a situation in which the nominee company is not registered in the register of owners of bonds, by sending the notice to the Bond Holder by registered mail according to his last address recorded in the register of bond holders (in the case of joint holders to the joint holder whose name stands first in the register of owners of bonds). A notice which is published or sent in the matter aforesaid shall be deemed to have been delivered to the Bond Holders on the day on which the advertisement appeared in the newspaper or after 3 days from the date of its dispatch by post.

4.	No resolution passed at a meeting that was called in the aforesaid manner shall be invalidated by virtue of the inadvertent omission to give notice of the meeting to up to 10% of the Owners of the Bonds in circulation or where such notice was not received by up to 10% of the Owners of Bonds.

5.	The chairman of the meeting shall be a person appointed by the Trustee. If the Trustee has not appointed a chairman, or if he is absent from the meeting, the Bond Holders present at the meeting shall elect a chairman from amongst their number. A meeting of Bond

Holders shall be opened after it is proved that the necessary quorum is present for the start of deliberations.
6.	At meetings of Bond Holders two Bond Holders, personally present or represented by proxy who together hold or represent at least one-tenth of the unpaid balance of the bonds will, subject to the provisions set forth below in regard to special resolutions and in regard to the quorum required for the dismissal of a trustee in accordance with the Securities Law, constitute a quorum. If within half an hour from the time appointed for the start of the meeting no quorum as aforesaid is present, the meeting will be adjourned to the same day in the following week, and if such day is not a business day, to the next business day immediately following, at the same place and at the same hour, without there being an obligation to give notice to that effect to the Bond Holders, or to another day, place and hour as shall be specified in a notice regarding the convening of the original meeting (the general meeting that was adjourned).

7.	If no quorum is present at a meeting that was adjourned as aforesaid, two bond holders personally present or represented by proxy will constitute a quorum at such meeting, without reference to the par value held by them, provided that the provision which prescribes such quorum shall be published in the scope of the notice about the original meeting, and on condition that the notice to the Bond Holders regarding the holding of the adjourned meeting shall be published not later than seven (7) days before the time for convening of the adjourned meeting. Such notice may be published in the scope of the notice regarding the original meeting (the general meeting which was adjourned).

8.	Notwithstanding the foregoing, at a meeting convened for the passing of a special resolution on the matters mentioned below (hereinafter: “Special Resolution”), a quorum will be constituted if holders of at least 50% of the unpaid balance of the Bonds are present at the meeting, or in the case of an adjourned meeting — holders of at least 10% of the aforesaid balance:
a.	An amendment or modification to the Deed of Trust.

b.	Any amendment or modification or arrangement of the rights of the bond holders, whether such rights derive from the bond or from the Deed of Trust, or any compromise or waiver in connection with such rights.

c.	accelerating the Bonds, in accordance with the terms and conditions of the Deed of Trust.
9.	With the consent of the holders of a majority of the votes present at a meeting, at which a quorum was present, the chairman may, and on a demand of the meeting by such majority shall be obliged, to adjourn the continuation of the meeting from time to time and from place to place, as the meeting shall decide. Notice as aforesaid regarding the continued holding of the meeting shall be given in the same manner in which notice is given in regard to the first meeting. Save for the foregoing, a Bond Holder will not be entitled to receive any notice about the adjourned meeting or about the matters that will be considered and discussed at the adjourned meeting. No matters shall be considered at an adjourned meeting except matters which were eligible for consideration and discussion at the meeting at which the adjournment was decided.
10.	At every meeting of Bond Holders every holder or his proxy shall be entitled to one vote in respect of each 1. dollar par value of the total unpaid principal of the Bonds on the strength of which he is entitled to vote.

11.	In the case of joint holders only the vote of the joint holder whose name stands first in the register who wishes to vote, either personally or by way of proxy, will be accepted.

12.	A Bond Holder, or his proxy, may vote in respect of some of his votes in one direction and in respect of part thereof in another direction, as he sees fit.

13.	Every proposed resolution that is put to the vote at a meeting of Bond Holders shall be decided on a poll. The majority required for an ordinary resolution is a simple majority of the number of votes present and voting in such vote (excluding abstentions). Unless otherwise stated in the Deed of Trust, the majority required for a special resolution at such meeting is a majority of at least 75% of the votes present and voting in such vote (excluding abstentions). It is clarified that Bonds that will be held by the Company and/or a company under the Company’s control and/or under the control of the controlling shareholder/s in the Company, shall not confer on them a right to vote at meetings of Bond Holders and they will not be counted for purposes of determining whether there is a quorum at an original meeting of bond holders (but they will be taken into account for purposes of establishing a quorum at any postponed meeting)..

14.	Except in cases where otherwise stated in the Deed of Trust and/or according to law, any question put to a meeting of Bond Holders shall be decided by an ordinary resolution. The announcement by the chairman of the meeting that a resolution has been passed or defeated and a note to that effect in the minute book shall serve as prima facie proof of such fact.

15.	An instrument appointing a proxy shall be in writing and shall be signed by the appointer or by his representative duly authorized thereto in writing. If the appointer is a body corporate, the appointment shall be made in writing signed with the seal or rubber stamp of the body corporate, coupled with the signature of the secretary of the body corporate or a representative who has authority to do so. An instrument of proxy shall be drawn up in any usual form. A proxy need not himself be a Bond Holder. The instrument of proxy and the power of attorney or other certificate pursuant to which the instrument of proxy was signed or a certified copy of such power of attorney, shall be lodged at the registered office of the Company or at another place of which the Company shall give notice, not less than 48 hours before the time of the meeting in respect of which it was drawn, unless otherwise stated in the notice calling the meeting, and this shall constitute a precondition to the exercise of the right of the bond holder or his proxy to attend and vote at a meeting of bond holders. If the instrument of proxy was signed by the appointer’s representative, a written corroborating document shall be attached thereto confirming the authority of the representative to grant such instrument of proxy.

16.	A vote given in accordance with the conditions contained in the instrument appointing a proxy shall be valid even if prior thereto the appointer has died or has been declared legally incompetent or the instrument of proxy was revoked or the Bond in respect of which the vote was given was transferred, unless written notice is received prior to the meeting at the registered office of the Company in regard to the death, incompetency decrees, revocation or transfer aforesaid.

17.	Any body corporate which is the owner of a Bond may, by written authorization duly signed, appoint such person as it sees fit to act as its representative at any meeting of Bond Holders, and the person so appointed will be entitled to act in the name and on behalf of the body corporate which he represents.

18.	Every proposed resolution that is put to a vote at a meeting of Bond Holders shall be decided on a show of hands, unless a poll is demanded by the chairman or by at least two (2) Bond Holders, personally present or represented by proxy, whether before the vote on a show of hands is held or subsequent thereto, and the vote on a poll will be decisive.

19.	The chairman of the meeting shall see to it that minutes are kept of the meeting of Bond Holders, which shall be recorded in the minute book. Any minutes that are signed by the chairman of a meeting at which resolutions were passed and deliberations were conducted, or by the chairman of the next meeting, shall serve as proof of the matters recorded therein, and until the contrary is proved, any resolution passed at such meeting shall be deemed to have been duly and validly passed.

20.	A person or persons who may be appointed by the Trustee, the Company secretary and any other person or persons who are permitted to do so by the Company, will be entitled to attend meetings of bond holders without the right to vote. The Trustee shall have authority to decide on the removal of any of those mentioned above from the meeting.

Ormat Technologies, Inc.
Third Schedule
Deed of Transfer of Bonds
Against a consideration which has been received, I the undersigned ______________, Pvte. Co. / Publ. Co. ______________, hereby sell, assign and transfer to ______________ Pvte. Co. / Publ. Co. ______________ (hereinafter: “the Buyer”) the attached bond (Bond Certificate No. ______________, hereinafter: “the Bond”) and I irrevocably appoint the Buyer to request the transfer of the aforesaid Bond into the name of the Buyer in the register of bond holders of Ormat Technologies, Inc. (hereinafter: “the Company”).
In connection with the transfer of the Bond, in accordance with this Deed of Transfer, the undersigned confirms that the Bond is transferred as follows (the appropriate alternative must be selected)*:

1.	☐	To the Company.

2.	☐	Pursuant to an effective registration for resale of the Bond in accordance with the Securities Act of 1933 and the fact of same being registered at the time of signing of this deed of transfer.

3.	☐	To the buyer outside the USA in an offshore transaction in accordance with the provisions of Regulation S under the Securities Act of 1933.

4.	☐	In accordance with Rule 144 under the Securities Act.

5.	☐	pursuant to an exemption from registration in accordance with the Securities Act.
We are aware that in a case in which we have not selected one of the above alternatives, the Company will be entitled to refuse to register the transfer of Bonds in accordance with this deed of transfer.
In addition, we are aware that the Company will, prior to approving the transfer of Bonds pursuant to this deed of transfer, make an examination of documents and information, including, if necessary, by way of obtaining a legal opinion that the transfer is being effected in accordance with an exemption from registration under the Securities Act. In a case in which alternative no. 3, 4 or 5 above has been marked, the Company will not register a transfer of the Bonds, until the Company has possession of and is satisfied with all the documents, the information and/or the legal opinions referred to above. We are further aware that the costs that will be attendant on making the aforesaid examinations, including the opinions, will be imposed on the transferor of the Bonds and/or the transferee, as shall be agreed between them. Notwithstanding what is stated above, the transfer of the bonds to a body from among one of the types of corporations which are specified in the first supplement to the Securities Law 5728-1968, will not be conditional on payment on account of the aforesaid inspections, provided that the body of the transferee is a body which was legally incorporated in accordance with the law in Israel and whose domicile is in Israel.
Signature and rubber stamp

*	To the best of the Company’s knowledge, as of July 2010, and subject to any changes in applicable law, the alternative No. 3 above is the suitable alternative in the case of a transaction consummated in Israel which comprises only a transfer of bonds between two bodies (transferor and transferee) from amongst the list of bodies in the first supplement of the Securities Law 5728-1968, and which were legally incorporated in accordance with the law in Israel and whose domicile is in Israel.
*            *            *